UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-A/A

AMENDMENT NO. 6

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WILHELMINA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2781950
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock, Par Value $0.01 Per Share, Distributed Pursuant to Rights Agreement, Dated July 10, 2006
(Title of Class)

(Title of Class)

Wilhelmina International, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (“SEC”) on July 10, 2006 (the “Form 8-A”) as set forth below.

Item 1.	Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On June 2, 2010, the Company entered into an amendment (the “Sixth Amendment”) to that certain Rights Agreement dated as of July 10, 2006, as amended, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agreement”).  The Sixth Amendment amends the definition of Distribution Date (as defined in the Rights Agreement) to provide that the Distribution Date corresponding to the Share Acquisition Date (as defined in the Rights Agreement) that occurred on February 2, 2010 as a result of the Company’s public announcement on such date that Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership are Acquiring Persons (as defined in the Rights Agreement) under the Rights Agreement shall be the close of business on July 3, 2010, which date was extended from June 3, 2010.

The foregoing description of the Sixth Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Sixth Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 2, 2010 and is incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), filed with the Secretary of State of Delaware on July 10, 2006 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.1
Rights Agreement dated as of July 10, 2006 by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.) and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.3
Amendment to Rights Agreement dated August 25, 2008 by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.) and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on August 26, 2008).

4.4
Second Amendment to Rights Agreement dated July 20, 2009 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on July 21, 2009).

4.5
Third Amendment to Rights Agreement dated February 9, 2010 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on February 10, 2010).

4.6
Fourth Amendment to Rights Agreement dated March 26, 2010 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 30, 2010).

4.7
Fifth Amendment to Rights Agreement dated April 29, 2010 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on May 3, 2010).

4.8
Sixth Amendment to Rights Agreement dated June 2, 2010 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on June 2, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 2, 2010	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John P. Murray
		Name:	John P. Murray
		Title:	Chief Financial Officer